BT Financial Corporation
                                  News Release
==============================================================================

Contact:        John H. Anderson, Chairman and Chief Executive Officer
For Release:    Immediately

                        BT FINANCIAL ANNOUNCES PROMOTIONS

  Johnstown (December 6, 1999) - BT Financial Corporation's (BTFC) advancing growth has prompted the creation of a more focused executive strategic planning position within the corporation. A long time BTFC executive has been appointed to the position.

  Mark L. Sollenberger has been named Executive Vice President, Corporate Strategy. In his new capacity, Sollenberger will be responsible for heightening BTFC's corporate investor relations and communications programs as well as the strategies and initiatives involved in BTFC's merger and acquisition activities. He will assist Chairman and Chief Executive Officer, John H. Anderson, in the development, monitoring and communicating of the corporation's business plan by setting financial and strategic goals for the corporation. In addition, he will particularly monitor emerging trends within the financial services industry and the possible strategic impact those trends could have on the corporation.

  According to Anderson, the benefits BTFC will gain from this new focused expertise will help shape the organization for the future.

  "The experience Mark has gained over the past 25 years with our corporation has provided him with the foresight and expertise required to implement the diverse emerging trends that are happening in our industry today," he said. "The specialization Mark brings to this position will allow BTFC to be more responsive to the trends that affect investor relations programs and merger and acquisition activities. These responses affect BTFC's overall strategic planning pursuits."

  Sollenberger began his career with BTFC in 1975 as a management trainee.
He has held various positions in the Controller's Office including his most recent position as Executive Vice President in the Finance and Control Division where he served as Chief Financial Officer. Sollenberger received a BS in Business Administration from Shippensburg University and a Master's degree in Business Administration from Indiana University of Pennsylvania.

  He resides in Windber with his wife and their three children.

  BT Financial Corporation also has announced the appointment of Brian H. Lehman as Senior Vice President and Chief Financial Officer, Finance and Control Division. Lehman will assume many of the responsibilities formerly held by Sollenberger.

  Lehman joined BTFC in 1997 as Vice President and Controller. He has held positions at L. Robert Kimball & Associates, Ebensburg; Pepsi Cola Bottling Co., Johnstown; and Coopers and Lybrand, CPA, Pittsburgh. Lehman received a BS in Accounting from the Pennsylvania State University and is a Certified Public Accountant.

  He is a member of the Richland Township Planning Commission, the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. Lehman also serves on the State Government Relations Taxation Financial Institution Advisory Unit for the Pennsylvania Bankers Association.

  Lehman resides in Johnstown with his wife and son.

  BT Financial Corporation is a bank holding company with headquarters at BT Financial Plaza, 551 Main Street, Johnstown, and assets totaling $2.0 billion. The Corporation's banking affiliate is Laurel Bank, Johnstown, serving 12 counties throughout southwestern Pennsylvania. BT Financial Corporation's other affiliates include Laurel Trust Company, a state chartered trust company, Bedford Associates, Inc., a real estate company, Bedford Associates of Delaware, Inc., an investment company, Laurel Community Development Corporation, providing housing for low to moderate income citizens, and Flex Financial Consumer Discount Company.